MGI PROPERTIES
                              AMENDED AND RESTATED
                         1994 TRUSTEES STOCK OPTION PLAN


I.   PURPOSE

     The purpose of the 1994 Trustees' Stock Option Plan (the "Plan") is to secure for MGI Properties and its shareholders the benefits arising from stock ownership by its trustees. The Plan will provide a means whereby such trustees purchase common shares of MGI Properties pursuant to options granted in accordance with the Plan.

     The Plan has been amended and restated as of December 18, 1996 in order to align the Plan with recent changes to Rule 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

II.   DEFINITIONS

     The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

     2.1 "Board" shall mean the Board of Trustees of the Trust.

     2.2 "Chairman" shall mean the duly appointed Chairman of any standing Committee of the Board.

     2.3 "Committee" shall mean a duly appointed standing committee of the Board.

     2.4 "Trust" shall mean MGI Properties.

     2.5 "Trustees" shall mean any person who is a member of the Board.

     2.6 "Eligible Person" shall mean any Trustee.

     2.7 "Exercise Price" shall mean the price per Share at which an Option may be exercised.

     2.8 "Fair Market Value" shall mean the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape on the Grant Date or on the preceding date if no Shares were traded on such Grant Date. If the Shares are not reported on the New York Stock Exchange or on another national securities exchange, Fair Market Value shall be deemed to be the average of the high bid and asked prices of the Shares on the over-the-counter market on the

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Grant Date, or the next preceding date on which the last prices were recorded.

     2.9 "Grant Date" shall mean any date that an Option shall be granted pursuant to the Plan as appropriate.

     2.10 "Option" shall mean an Option to purchase Shares granted pursuant to the Plan.

     2.11 "Option Agreement" shall mean the written agreement described in
Article VI herein.

     2.12 "Permanent Disability" shall mean the condition of an Eligible Person who is unable to participate as a member of the Board, by reason of any medically determined physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

     2.13 "Purchase Price" shall be the Exercise Price multiplied by the number of whole Shares with respect to which an Option may be exercised.

     2.14 "Shares" shall mean common shares of the Trust.

III.   ADMINISTRATION

     3.1 General. This Plan shall be administered by the full Board of Trustees or a Committee thereof composed solely of two or more persons that are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act and in accordance with the express provisions of the Plan.

     3.2 Powers of the Committee. Subject to review by the Board, the Committee shall have full and complete authority to adopt such rules and regulations and to make all such other determinations not inconsistent with the Plan as may be necessary for the administration of the Plan.

IV.   SHARES SUBJECT TO PLAN

     Subject to adjustment in accordance with Article VIII, an aggregate of 170,000 Shares is reserved for issuance under this Plan. Shares sold under this Plan may be either authorized, but unissued Shares or reacquired Shares. If an Option, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares covered by such Option shall be available for future grants of Options.

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V.   GRANTS

     5.1 Grants of Options. Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion, to determine the Trustees to whom the Options shall be granted, the number of Shares which shall be subject to each Option, the purchase price of each Share which shall be subject to each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part), and the other terms and provisions thereof. In determining the Trustees to whom Options shall be granted and the number of Shares for which Options shall be granted, the Committee shall consider the length of service of the Trustee and the amount of earnings of the Trust.

     5.2 Determination Final. The determination of the Committee on matters referred to this Article V shall be final.

VI.   TERMS OF OPTION

     6.1 Written Agreement. Each Option shall be evidenced by a written Option Agreement executed by the Trust and the Eligible Person which shall specify the Grant Date, the number of Shares subject to the Option, the Exercise Price which shall be the Fair Market Value on the Grant Date and shall also include or incorporate by reference the substance of all of the following provisions and such other provisions consistent with this Plan as the Board or the Committee may determine.

     6.2 Term. The term of the Option shall be not more than ten (10) years from the Grant Date of each Option, subject to earlier termination in accordance with Articles VI and IX.

     6.3 Restriction on Exercise. The Committee shall have the authority to require, in its discretion, that the Eligible Person agree, at the time of the grant of an Option, not to sell or otherwise dispose of Shares acquired pursuant to the exercise of an Option granted under the Plan for a period of six (6) months following the date of grant.

     6.4 Exercise Price. The Exercise Price for each Share subject to an Option shall be the Fair Market Value of the Share as determined in accordance with
Section 2.8 hereof.

     6.5 Manner of Exercise. An Option shall be exercised in accordance with its terms, by delivery of a written notice of exercise to the Trust and payment of the full purchase price of the Shares being purchased. An Eligible Person may exercise an Option with respect to all or less than all of the Shares for which the Option may then be exercised, but an Eligible Person must exercise the Option in whole Shares.

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     6.6 Payment. The Purchase Price of Shares purchased pursuant to an Option or portion thereof may be paid:

     (a) in United States Dollars, in cash or by check, bank draft or money order payable to the Trust:

     (b) by delivery of Shares already owned by an Eligible Person for at least six (6) months with an aggregate Fair Market Value on the date of exercise equal to the Purchase Price; or

     (c) at the election of an Eligible Person, by the withholding of Shares otherwise to be received upon the exercise of an Option with an aggregate Fair Market Value on the date of exercise equal to the Purchase Price.

     6.7 Transferability. Options shall be transferable (other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as it may from time to time be amended or Title I of the Employee Retirement Income Security Act of 1986, as amended, or the rules and regulations promulgated thereunder) to the extent authorized by the Committee in respect of a particular grant.

     6.8 Termination of Service. If an Eligible Person's service as a Trustee terminates for any reason, an Option held on the date of termination may be exercised in whole or in part at any time within two (2) years after the date of such termination (but in no event after the term of the Option expires) and shall thereafter terminate.

VII.   GOVERNMENT AND OTHER REGULATIONS

     7.1 Delivery of Shares. The obligation of the Trust to issue or transfer and deliver Shares for exercised Options under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect.

     7.2 Holding of Stock After Exercise of Option. The Option Agreement shall provide that the Eligible Person, by accepting such Option, represents and agrees, for the Eligible Person and his permitted transferees hereunder that none of the Shares purchased upon exercise of the Option shall be acquired with a view to any sale, transfer or distribution of the Shares in violation of the Securities Act of 1933, as amended (the "Act") and, as a condition of exercise, the person receiving an Option shall furnish evidence satisfactory to that Trust to that effect, including an indemnification of the Trust in the event of any violation of the Act by such person. Notwithstanding the foregoing, the Trust in its sole discretion may register under the Act the Shares issuable upon exercise of the Options under the Plan.

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VIII.   ADJUSTMENTS

     8.1 Proportionate Adjustments. If the outstanding Shares are increased, decreased, changed into or exchanged into a different number or kind of Shares or securities of the Trust through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made to the maximum number and kind of Shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number or kind of Shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the Purchase Price applicable to the unexercised portion of the Option with a corresponding adjustment in the Exercise Price of the Shares covered by the Option. Notwithstanding the foregoing, there shall be no adjustment for the issuance of Shares on conversion of notes, preferred stock or exercise of warrants issued by the Board or the sale or issuance of Shares for such consideration as the Board deems appropriate.

     8.2 Dissolution or Liquidation. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Trust with one or more corporations or trusts as a result of which the Trust is not the surviving entity, or upon a sale of substantially all of the property or more than 80% of the then outstanding Shares of the Trust to another corporation or trust, the Trust shall give to each Eligible Person at the time of adoption of the plan for liquidation, dissolution, merger or sale either (1) a reasonable time thereafter within which to exercise the Option prior to the effective date of such liquidation or dissolution, merger or sale, or (2) the right to exercise the Option as to an equivalent number of shares of stock of the entity succeeding the Trust or acquiring its business by reason of such liquidation, dissolution, merger, consolidation or reorganization.

IX.   AMENDMENT OR TERMINATION OF PLAN

     9.1 Amendments. The Board may at any time amend or revise the terms of the Plan; provided, however, that no such amendment or revision shall, unless appropriate shareholder approval of such amendment or revision is obtained:

     (a) increase the maximum number of Shares which may be sold pursuant to Options granted under the Plan, except as permitted under the provisions of
Article VIII;

     (b) change the minimum Exercise Price set forth in Article VI;

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     (c) increase the maximum term of Options provided for in Article VI; or

     (d) permit the granting of Options to any one other than as provided in
Article V.

     9.2 Termination. The Board at any time may suspend or terminate this Plan. This Plan, unless sooner terminated, shall terminate on the tenth anniversary of its adoption by the Board. No Option may be granted under this Plan while this Plan is suspended or after it is terminated.

     9.3 Consent of Holder. No amendment, suspension or termination of the Plan shall, without the consent of the holder of Options, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

X.   MISCELLANEOUS PROVISIONS

     10.1 Privilege of Stock Ownership. No Eligible Person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Trust with respect to any Shares issuable upon exercise of an Option until certificates representing the Shares shall have been issued and delivered.

     10.2 Plan Expenses. Any expenses incurred in the administra-tion of the Plan shall be borne by the Trust.

     10.3 Use of Proceeds. Payments received from an Eligible Person upon the exercise of Options shall be used for general corporate purposes of the Trust.

     10.4 Governing Law. The Plan has been adopted under the laws of the Commonwealth of Massachusetts. The Plan and all Options which may be granted hereunder and all matters related thereto, shall be governed by and construed and enforceable in accordance with the laws of the Commonwealth of Massachusetts as it then exists.

XI.   SHAREHOLDER APPROVAL

     This Plan is subject to approval, at a duly held shareholders' meeting within twelve (12) months after the date the Board approves this Plan, by the affirmative vote of holders of a majority of the Shares of the Trust represented in person or by proxy and entitled to vote at the meeting. Options may be granted, but not exercised, before such shareholder approval. If the shareholders fail to approve the Plan within the required time period, any Options granted under this Plan shall be void, and no additional Options may thereafter be granted.

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XI.   EXCULPATION

     MGI Properties is a Massachusetts trust and all persons dealing with the Trust must look solely to the property of this Trust for the enforcement of any claims against the Trust. Neither the Trustees, officers, agents nor shareholders of this Trust assume any personal liability for obligations entered into on its behalf.

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